EXHIBIT 10.6

ASSET MANAGEMENT AGREEMENT

This ASSET MANAGEMENT AGREEMENT (this “Agreement”) is entered into on February 28, 2019 (the “Effective Date”) by and between EXCHANGERIGHT INCOME FUND OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“Operating Partnership”), and ER NET LEASED ASSET MANAGEMENT, LLC, a Delaware limited liability company (“Manager”), with reference to the following facts:

RECITALS

A. Operating Partnership was formed for the purpose of owning and operating single-tenant, net- leased retail and healthcare properties, which are intended to initially include a portfolio of 54 single-tenant net- leased retail and healthcare properties consisting of approximately 770,000 square feet located in 18 states (collectively, the “Initial Properties”) that the Operating Partnership has the right or option to acquire from one or more affiliates of Manager.

B. ExchangeRight Income Fund, a Maryland statutory trust and the general partner of Operating Partnership (the “REIT”), has obtained from                  a report dated February 15, 2019, which includes a range of value for the Initial Properties (the midpoint of such range, the “Initial Properties Value”), and the REIT has engaged                  to value the properties of the Operating Partnership quarterly, beginning with the calendar quarter ending March 31, 2020.

C. Manager is in the business of providing asset management services in connection with the acquisition, financing, management and operation of properties such as the Properties, and any disposition activities and is duly authorized to provide such asset management services in the jurisdictions in which the Properties are located.

D. Manager is willing to provide, and Operating Partnership desires to obtain, the asset management services of Manager subject to the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, and other good valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.	Engagement, Term and Compensation.

1.1 Appointment. Operating Partnership hereby appoints Manager and Manager hereby accepts such appointment, to oversee the management, operation and maintenance of the Properties, subject to the terms and conditions as hereinafter set forth.

1.2 Term. The term of this Agreement shall commence on the Effective Date and shall continue until the fifth (5th) anniversary of the Effective Date (the “Term”). Subject to the provisions of Section 3 (Termination), this Agreement shall automatically renew at the expiration of the Term or any successive Term for an additional five (5) year Term.

1.3 Compensation.

1.3.1 Through Quarter Ending December 31, 2019. For the period beginning with the calendar quarter during which subscriptions to purchase shares of beneficial interest in the Offering (as defined below) are first accepted and funded and through the end of the calendar quarter ending on December 31, 2019, Operating Partnership shall pay Manager an annual asset management fee at an annual rate of fifteen basis points (0.15%) of the Initial Projected AUM (as defined below) of Operating Partnership (the “Initial Asset Management Fee”), which shall be calculated quarterly, in arrears, as of the last day of each calendar quarter, as an amount equal to 0.0375% of the Initial Projected AUM as of the last day of such calendar quarter. The “Initial Projected AUM,” as of any date, shall be the sum of the Initial Properties Value and all other assets that the Trust anticipates acquiring in connection with the acquisition of the Properties multiplied by the proportion that the actual capital raised as of the such date in the offering and sale of common shares of beneficial interest, $0.01 par value per share, in the REIT, pursuant to the Trust’s Confidential Private Placement Memorandum, dated February 28, 2019 (the “Offering”), bears to the maximum offering amount of such offering (which is $100,000,000). The Initial Asset Management Fee will be payable quarterly in arrears, within 30 days after the end of each calendar quarter for which such fee is applicable, commencing with the calendar quarter during which the Trust first receives the subscription price for the shares offered pursuant to the Offering.

1.3.2 Beginning with Quarter Ending March 31, 2020. For the period beginning with the calendar quarter ending on March 31, 2020, Operating Partnership shall pay Manager an annual asset management fee (“Subsequent Asset Management Fee”; together with the Initial Asset Management Fee, the “Asset Management Fee”) at an annual rate of fifteen basis points (0.15%) of the total Assets Under Management (as defined below) of Operating Partnership, which shall be paid and calculated quarterly, in arrears, as of the last day of each calendar quarter, as an amount equal to 0.0375% of AUM as of the last day of such calendar quarter. The “AUM,” as of any date, shall be the midpoint of the range of values of Operating Partnership’s real property assets as determined by                  (or any successor independent valuation firm appointed by the REIT) as of the last day of the most recent calendar quarter, plus the value of the Trust’s cash and other assets, including the then outstanding principal balance of the ExchangeRight Mezz Loans (as defined below), as of such date. The Subsequent Asset Management Fee will be payable quarterly, in arrears, promptly after receipt of the valuation performed by                  (or successor independent valuation firm) for such calendar quarter. For purposes of this Agreement, “ExchangeRight Mezz Loans” means one or more short-term mezzanine loans made to ExchangeRight Real Estate, LLC, a California limited liability company (“ExchangeRight”), under a Revolving Secured Line of Credit Agreement dated as of February 28, 2019, as amended, restated, or modified, between ExchangeRight and Operating Partnership.

1.3.3 Subordination of Asset Management Fee. Notwithstanding anything to the contrary contained herein, so long as any portion of any loan encumbering any of the Properties is outstanding: (A) payment of the Asset Management Fee shall be fully subordinate to any such loan and shall not constitute a claim against Manager in the event its cash flow is insufficient to pay its obligations, nor shall it constitute a claim against any beneficial owner of an interest in Manager, and (B) no payment of the Asset Management Fee shall be payable from amounts allocable to any lender pursuant to the loan documents evidencing any such loan.

1.3.4 Asset Acquisition Fee. If Operating Partnership acquires any properties other than the DST Properties set forth on Schedule 1.3.4 as of the date hereof (each such property, once acquired, a “Non-DST Property” and, together with the DST Properties, once acquired, a “Property” and, collectively, the “Properties”), Operating Partnership shall pay an asset acquisition fee (“Asset Acquisition Fee”) to Manager in an amount equal to one percent (1%) of the Purchase Price (as defined below) for the acquired Non-DST Property. For purposes of this Agreement, “Purchase Price” means the gross purchase price of the acquired Non-DST Property as set forth in the definitive documentation governing the acquisition of the acquired Non-DST Property. The Asset Acquisition Fee represents compensation to Manager for advising and assisting the Operating Partnership with respect to any acquisition of a Property (an “Acquisition”). Without limiting the generality of the foregoing, Manager shall (a) identify and recommend strategies for an Acquisition, including making recommendations regarding timing and methodologies for the Acquisition, (b) assist in identification of counsel to advise in connection with the Acquisition, (c) advise Operating Partnership on negotiation of confidentiality agreements, letters of intent, agreements of purchase and sale and related contracts with respect to any Acquisition, and (d) provide all other advice reasonably requested by Operating Partnership relating to any Acquisition.

1.4 Reimbursable Expenses. Operating Partnership shall reimburse Manager for the expenses incurred by Manager from time to time in performing its duties and obligations under this Agreement.

2. Manager Duties. Manager shall be responsible for overseeing (a) the management, operation and maintenance of the Properties, and (b) the acquisition, financing and disposition of the Properties, as applicable. In order to perform the management activities described under this Agreement, Operating Partnership does hereby grant Manager all powers necessary to accomplish the duties described herein. Those powers shall include, without limiting the generality of the foregoing, the rights and powers as set forth below.

2.1 Property Management. Manager shall use diligent efforts to oversee the management, operation, and maintenance of the Properties in a first class manner in accordance with industry standards and the provisions of this Agreement. Manager acknowledges that Operating Partnership and ER Net Leased Property Management, LLC, a Delaware limited liability company (“Property Manager”), have entered into that certain Property Management Agreement (together with any renewal, extension, modification or replacement thereof, in each case in form and content acceptable to Operating Partnership, the “Property Management Agreement”) of even date herewith. Manager shall supervise, monitor, and cause the Property Manager to comply with its obligations under the Property Management Agreement. If the Property Management Agreement is terminated, Operating Partnership shall engage a replacement property manager (whether such replacement property manager is an affiliate of Operating Partnership or an unaffiliated property management company) at such rates that are customary for similar services provided by third-party property management companies where the Properties are located. The Property Management Agreement provides for the management of the Properties pursuant and subject to the terms set forth therein and, for the purposes of this Agreement, Manager shall be deemed to have complied with its obligations with respect to overseeing the management, operation, and maintenance of the Properties hereunder so long as the Property Management Agreement shall remain in full force and effect.

2.2 Financial Reports and Budgets. Manager shall, on behalf of Operating Partnership and only pursuant to the express written instructions of Operating Partnership, approve or finalize any and all financial reports and budgets required to be delivered by Property Manager to Operating Partnership pursuant to the Property Management Agreement.

2.3 Collection of Rents and Other Income. Manager shall cause Property Manager to use diligent efforts to collect, on behalf of and for the account of Operating Partnership, all rent, utility or maintenance charges or other sums payable by tenants under Leases (as defined in Section 2.5 below) and all other sums due to Operating Partnership pursuant to agreements related to the Properties. Manager may direct Property Manager to deposit promptly all amounts so collected by Property Manager in one or more separate bank accounts bearing Manager’s name and federal tax identification number. In addition, Manager may establish one or more checking accounts bearing Manager’s name and federal tax identification number (collectively and individually, the “Operating Account”) into which Operating Partnership may deposit funds in amounts necessary to pay all the Properties’ expenses required to be paid by Operating Partnership pursuant to the Property Management Agreement. The Operating Account shall be used exclusively for the deposit of the amounts so deposited by Operating Partnership and no funds of Manager shall be commingled therewith. Manager shall be entitled to designate one or more of the employees or other representatives of Property Manager as authorized signatories for withdrawals from the Operating Account, and Property Manager shall be entitled to make withdrawals from and expend the funds maintained in the Operating Account in accordance with the terms of the Property Management Agreement, without countersignature by Operating Partnership. Promptly upon obtaining knowledge thereof, Manager shall notify Operating Partnership of any deficiency in the Operating Account for the payment of current obligations in accordance with the terms of the Property Management Agreement, and Operating Partnership shall promptly fund the Operating Account with sufficient sums to cover such deficiency. Manager shall not be obligated to make any advance to or for the Operating Account, nor shall Manager be obligated to incur any liability or obligation for the account of Operating Partnership, without assurance that that necessary funds for the discharge thereof have been provided.

2.4 Tenant Security Deposits. Promptly after Operating Partnership acquires a Property, (a) Operating Partnership shall provide Manager a complete and accurate accounting for all tenant security deposits under Leases, if any, and (b) Operating Partnership shall deliver to Manager the total amount of such deposits.

2.5 Leases; Execution of Leases. Promptly after Operating Partnership acquires a Property, Operating Partnership shall make available to Manager copies of all leases and licenses of space at the Properties (collectively, the “Leases” and, each, a “Lease”) and any other contracts relating to the maintenance and operation of the Properties. Manager, at the direction of Operating Partnership, shall have the authority (as agent for and on behalf of Operating Partnership), to execute and deliver any and all Leases and modifications, amendments, renewals, extensions, expansions and terminations thereof.

2.6 Enforcement of Leases. Manager, at the direction of Operating Partnership, may take action to enforce the rights and remedies of Operating Partnership under Leases, including the giving of all such notices (whether of default or of intention to end the term of a Lease or otherwise) and the taking of all such other action as may, in the judgment of Manager, be desirable for the protection of the interests of Operating Partnership.

2.7 Third-Party Vendors. Subject to the limitations imposed by Operating Partnership in this Agreement or otherwise, Manager shall, or shall cause Property Manager to, contract, as agent for and on behalf of Operating Partnership, for janitorial services, security services, parking services, rubbish removal, interior and exterior landscape maintenance, vermin extermination and such other services as are required, in the discretion of Operating Partnership, for the operation of the Properties and to comply with Operating Partnership’s obligations under the Leases. All such contracts, and any modifications thereof, shall be on forms provided by Operating Partnership or provided by Manager and approved by Operating Partnership.

2.8 Confidentiality. Manager shall not disclose to any person or entity any information relating to (a) the terms of this Agreement or any of the transactions contemplated herein or (b) Operating Partnership, any of its direct or indirect equity holders or any of their respective businesses or assets (collectively, the “Confidential Information”) obtained in connection with the performance of its services hereunder, except (i) to Manager’s affiliates, employees, agents, directors, legal counsel, and lenders on a need-to-know basis, (ii) to mortgage lenders and service providers in respect of the Properties, (iii) with the prior written consent of Operating Partnership, (iv) with respect to the information described in clause (b) above, to the extent reasonably necessary to fulfill its obligations hereunder or in the contest of any legal proceeding involving Manager, Operating Partnership, or the Properties, and (v) to the extent such disclosure is expressly required by applicable legal requirements. The term “Confidential Information” shall not include (A) the fact that this Agreement exists, (B) the fact that Manager has been appointed as asset manager and is authorized to act as Operating Partnership’s agent hereunder in accordance with the terms and subject to the limitations set forth herein, (C) the identity of the owner(s) of the Properties, or (D) any information that is or becomes generally available to the public other than as a result of a breach by Manager hereunder. Manager shall not use any Confidential Information for any purpose other than the provision of services hereunder. Notwithstanding the foregoing, Manager may disclose Confidential Information to the extent required to do so under applicable legal requirements, provided, that to the extent permitted by applicable legal requirements, Manager shall notify Operating Partnership before any such disclosure and cooperate with Operating Partnership’s reasonable requests to obtain a protective order or other appropriate remedy to limit such disclosure or obtain confidential treatment.

2.9 Records. Manager shall keep accurate, complete and separate records in accordance with accepted accounting standards and procedures on an accrual basis showing income and expenditures in connection with managing, operating, and maintaining the Properties. The Operating Partnership, or its representatives, shall have the right at any reasonable time to inspect any record of Manager that may verify the financial or monthly reports including, but not limited to, all checks, bills, vouchers, statements, cash receipts, correspondence and all other records in connection with the management, operation, and maintenance of the Properties.

2.10 Disposition of Any Property. Manager shall, when requested by Operating Partnership, advise and assist Operating Partnership with respect to a disposition of one or more Property (a “Disposition”). Without limiting the generality of the foregoing, Manager shall (a) identify and recommend strategies for a Disposition, including making recommendations regarding timing and methodologies for the Disposition, (b) advise on recommended value-adding enhancements to the Property to attempt to maximize net proceeds of Disposition, including leasing strategies and physical improvements therefor, (c) monitor the market values and income profiles of the Property and similarly situated properties; (d) advise on retaining a sales agent if requested by Operating Partnership, (e) advise on negotiations of listing agreements if requested by the Operating Partnership, (f) supervise marketing efforts, (g) assist the real estate broker approved by Operating Partnership in developing marketing packages, (h) assist in identification of counsel to advise in connection with the Disposition, (i) advise Operating Partnership on negotiation of confidentiality agreements, letters of intent, agreements of purchase and sale and related contracts with respect to any Disposition, (j) advise Operating Partnership with respect to diligence matters, including building condition, structural, zoning, environmental, regulatory and legal due diligence with legal counsel, and completion of all legal documentation and closing of the sale transaction, and (k) provide all other advice reasonably requested by Operating Partnership relating to any Disposition.

3.	Termination.

3.1 Manager’s Default. Operating Partnership may terminate this Agreement at any time (a) if Manager shall commit fraud or theft with respect to any of the Properties or in connection with Manager’s performance of its services hereunder; provided, however, that Manager shall have the right to cure any theft committed by an on-site employee by paying to Operating Partnership the amount stolen by such employee within fifteen (15) days of Manager’s receipt of written notice from Operating Partnership; (b) if Manager shall default in performing any of its obligations hereunder that may be cured by the payment of a sum of money and such default shall not be cured within a period of ten (10) days after written notice of such default is given by Operating Partnership to Manager; or (c) if Manager shall default in any of its other obligations hereunder and if Manager shall fail to cure such default within thirty (30) days after written notice of such default is given by Operating Partnership to Manager, or (subject to the condition hereinafter stated) if such default is of a nature that it cannot be cured within thirty (30) days, if Manager shall fail to commence the curing of such default within such thirty (30) day period or shall thereafter fail to prosecute the curing thereof to completion with due diligence. The preceding “uncurable” extension for Manager’s default shall be of no force or effect if (x) the failure to cure the default would have a material and adverse effect on the value of any Property, and (y) such default would be curable by a replacement Manager. In all events of a default covered by this Section 3.1, the curing of such default shall include making Operating Partnership whole from any damage, cost, expense, or loss arising out of any such default, if the grounds for such default are within the scope of Section 5.1 below, but not otherwise.

3.2 Operating Partnership’s Default. Manager may terminate this Agreement at any time if Operating Partnership shall default in performing any of its obligations hereunder that may be cured by the payment of a sum of money and such default shall not be cured within a period of ten (10) days after written notice of such default is given by Manager to Operating Partnership. Manager may terminate this Agreement at any time if Operating Partnership shall default in any of its other obligations hereunder and if Operating Partnership shall fail to cure such default within thirty (30) days after written notice of such default is given by Manager to Operating Partnership, or if such default is of a nature that it cannot be cured within thirty (30) days, if Operating Partnership shall fail to commence the curing thereof within such thirty (30) day period or shall thereafter fail to prosecute the curing thereof to completion with due diligence. In all events of a default covered by this Section 3.2, the curing of such default shall include making Manager whole from any damage, cost, expense, or loss arising out of any such default, if the grounds for such default are within the scope of Section 5.1 below, but not otherwise.

3.3 Other Termination Events. This Agreement shall terminate immediately: (a) in the event of a direct or indirect transfer by the Operating Partnership of all of the Properties, whether voluntary or involuntary, to one or more third parties; provided, however, that if less than all of the Properties are transferred by the Operating Partnership to one or more third parties, this Agreement shall terminate only as to the Properties that are so transferred; (b) upon the destruction or commencement of demolition of all or a substantial portion of any Property, in which case this Agreement shall terminate only as to the Property that is so destroyed or demolished; (c) if a petition in bankruptcy be filed by Manager or if Operating Partnership takes advantage of any insolvency act or makes an assignment for the benefit of creditors or becomes incapacitated for further performance of this Agreement, or if a petition in bankruptcy, reorganization or the like is filed against Manager and such petition is not dismissed within sixty (60) days after the filing thereof; (d) if Manager or its business be sold or transferred; (e) at the option of a mortgagee, upon thirty (30) days’ notice or less (as designated by the mortgagee) on the terms set forth in any such mortgage; or (f) upon the foreclosure (or transfer in lieu of foreclosure) of all of the Properties.

3.4 Duties upon Termination. Upon termination of this Agreement, it is agreed:

3.4.1 That Manager’s right to compensation shall cease at the end of the month in which the termination occurs;

3.4.2 That the agency created by this Agreement shall cease as of the close of business on the last day of the month in which the termination occurs;

3.4.3 That Manager shall pay all outstanding invoices for the Properties from the Operating Account. Any bona fide charges for services rendered or materials provided to the Properties received after the last day of the month in which the termination occurs shall be paid directly by Operating Partnership;

3.4.4 That a final accounting shall be prepared by Manager and delivered to Operating Partnership within sixty (60) days after the effective date of termination and all funds remaining in the bank accounts maintained for the Properties shall be transferred or assigned to Operating Partnership as it so designates; and

3.4.5 If Operating Partnership so designates, at Operating Partnerships expense, Manager shall deliver within sixty (60) days of the termination monthly copies of all the records in the possession of Manager pertaining to the management, operation, and maintenance of the Properties.

4. Properties: Additions and Removals. As of the Effective Date and at all times during the period that this Agreement remains in effect, subject to the terms of this Agreement, Manager shall maintain an accurate and complete list of the Properties subject to this Agreement (the “Property List”). Manager shall update the Property List from time to time within ten (10) days after each Acquisition or each disposition of a Property to reflect each such Acquisition or disposition. Operating Partnership shall also have the right, from time to time, to add or remove Properties from the Property List based on acquisitions and dispositions of Properties by Operating Partnership. Operating Partnership shall provide Manager with at least ten (10) days’ prior written notice of any such addition to, or removal of, a Property from the Property List. The addition or removal of any Property from the Property List shall be effective on the date of the Acquisition or disposition of such Property or, if the addition or removal of such property is pursuant to a notice from Operating Partnership as contemplated by the preceding sentence, on the date set forth in Operating Partnership’s written notice, but in no event earlier than ten (10) days after Manager’s receipt of Operating Partnership’s written notice. Within sixty (60) days after the removal of a Property from the Property List, Manager shall render a final accounting to Operating Partnership with respect to such removed Property and pay over any remaining balance in the Operating Account relating to such removed Property (less any amounts necessary to satisfy commitments arising or accruing prior to the date of removal).

5.	Miscellaneous Provisions

5.1 Indemnification. Operating Partnership shall, to the maximum extent permitted by law, indemnify, defend and save harmless Manager and its affiliates, and its and their respective managers, members, officers, directors, agents, representatives and employees (collectively, the “Indemnified Parties”) from and against all liability (statutory or otherwise), claims, suits, demands, damages, judgments, costs, interest and expenses (including reasonable counsel fees and disbursements) to which an Indemnified Party is subject or suffers, whether by reason of, or by reason of any claim for, any injury to or death of any person or damage to property (including any loss of use thereof) or otherwise, based upon, arising out of, or in connection with, any act or omission (alleged or otherwise) of an Indemnified Party in connection with or related to overseeing the management, maintenance, operation, condition or use of the Properties or the performance of any obligation of Manager under this Agreement, except for and to the extent of the active or passive negligence of, or breach of this Agreement by, the Indemnified Parties hereunder (except for the Indemnified Party’s active or passive negligence or breach of this Agreement which is covered by Operating Partnership’s commercial general liability insurance) or willful misconduct on the part of an Indemnified Party. The provisions of this Section shall survive the termination of this Agreement.

5.2 Independent Contract Status. The Operating Partnership and Manager agree that the status of Manager is that of independent contractor with Manager having the entire responsibility for the operation and management of the Properties except as expressly limited herein. The parties are not by this Agreement entering into an employer-employee relationship or a joint venture or partnership arrangement.

5.3 Application of Revenue Code. In the event any provision of this Agreement shall cause Manager to be other than an “independent contractor,” or in the event that there is any change in the affairs of Manager which would terminate its status as an “independent contractor” as so defined, then, in that event this Agreement shall be deemed immediately amended to remove or modify the provision which gives rise to such disqualification.

5.4 Notices. All notices, approvals, consents, and other communications (including, without limitation, all reports and financial statements) required by or contemplated under this Agreement shall be in writing, and no oral notice, approval, or consent shall be effective. All such approvals, consents, and other communications shall be deemed to have been properly given (i) upon delivery, if delivered in person or by facsimile transmission with receipt acknowledged by the recipient thereof and confirmed by telephone by sender, (ii) one (1) business day after having been deposited for overnight delivery with any reputable overnight courier service, and addressed as follows:

If to the Operating Partnership:	ExchangeRight Income Fund Operating
Partnership, LP
1055 E. Colorado Blvd., Suite 310
Pasadena, California 91106
Attention: Joshua Ungerecht
Facsimile No.: (855) 417-4888

If to Manager:	ER Net Leased Asset Management,
LLC 1450 SW Vintage Pkwy, Ste. 250
Ankeny, IA 50023
Attention: David Fisher

Service of any notice made by mail shall be deemed completed on the day of actual delivery as shown by the addressee’s registry of certification receipt. Either party may, from time to time by like notice, change the address to which notices are to be sent to it. Rejection or other refusal to accept delivery, or inability to deliver because of a change of address of which no notice was given, shall be deemed to be receipt of the notice, request, or other communication in question.

5.5 Waiver. No waiver or a breach hereof shall constitute a waiver of future breaches of that provision to this Agreement.

5.6 Attorneys’ Fees. In the event any dispute arises which in any way relates to this Agreement, the prevailing party shall be entitled to recover its attorneys’ fees and other legal costs, including costs of investigation, preparation and judgment enforcement, from the other party.

5.7 Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior and contemporaneous agreements, representations and understandings of the parties regarding the subject matter hereof. No provision hereof shall be waived, amended or modified except by a writing signed by the party against whom the waiver, amendment, modification or discharge is sought to be enforced.

5.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Delaware, without regard to conflict of laws principles.

5.9 No Partnership. Nothing in this Agreement shall constitute or be construed to create a partnership, joint venture or relationship of employer and employee between Manager and Operating Partnership, it being the intent of the parties hereto that the relationship created hereby is that of independent contractor for the sole and exclusive purpose of managing the Properties on behalf of and for the benefit of Operating Partnership.

5.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Agreement and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

5.11 Limitation of Liability.

5.11.1 No member, manager, or partner of Operating Partnership (nor any general or limited partner, stockholder, employee, director, trustee, manager, or officer of such member or partner in Operating Partnership) shall be liable for the payment or performance of any of Operating Partnership’s obligations under this Agreement and Manager shall look exclusively to the Properties and to the uncollected rents, issues, and profits therefrom for satisfaction of any such liability.

5.11.2 No member, manager, or partner of Manager (nor any general or limited partner, stockholder, employee, director, trustee, manager, or officer of such member or partner in Manager) shall be liable for the payment or performance of any of Manager’s obligations under this Agreement except in the event of gross negligence, willful misconduct, bad faith, fraud, misappropriation of funds, or illegal activity.

5.12 Other Activities of the Parties. Operating Partnership and Manager shall each have the right to engage in any other activity for its own benefit or advantage, including, without limitation, any competitive real estate venture. Nothing contained herein shall preclude, prevent, or be a limitation on Operating Partnership or Manager being engaged in other real estate or other ventures, whether acting for itself or for others, or as partner in a partnership, member in a limited liability company, or a stockholder in a corporation, or otherwise.

5.13 Assignment. This Agreement is not assignable by Manager or Operating Partnership (other than to affiliated parties) in whole or in part, by operation of law or otherwise, without the consent of the other party; provided, however, that Operating Partnership may collaterally assign its rights under this Agreement to the holder of a mortgage encumbering any Property.

5.14 Waiver of Jury Trial. To the extent not prohibited by applicable legal requirements that cannot be waived, each party hereto waives, and covenants that such party shall not assert (whether as plaintiff, defendant, or otherwise), any right to trial by jury in any forum in respect of any issue, claim, or proceeding arising out of this Agreement or the subject matter hereof in connection with any representation, warranty, covenant, or agreement contained in this Agreement or any transaction contemplated by this Agreement, in each case whether now existing or hereafter arising and whether in contract, tort, or otherwise.

5.15 Interpretation. The words “hereof,” “hereunder,” and similar expressions used in any provision of this Agreement relate to the whole of this Agreement and not to such provision alone, unless otherwise expressly provided. Should any provision of this Agreement require judicial interpretation, each of the parties hereto hereby agrees and stipulates that the court interpreting or considering the same shall not apply the presumption that the terms hereof shall be more strictly construed against a party by reason of any rule of construction that a document should be construed against the party who itself or through its agents prepared the same, it being hereby acknowledged and agreed that each party hereto has participated in the drafting and revision of this Agreement and has had the full opportunity to consult legal counsel of its choice prior to the execution and delivery of this Agreement.

[Signatures follow on next page.]

IN WITNESS WHEREOF, the parties have executed this Asset Management Agreement , and this Asset Management Agreement is effective, as of the Effective Date.

OPERATING PARTNERSHIP:

ExchangeRight Income Fund Operating Partnershi p, L. P., a Delaware limited partnership

By:	ExchangeRight Income Fund, a Maryland statutory trust; its general partner

By:	/S/ WARREN THOMAS
Warren Thomas, Secretary

MANAGER:

ER Net Leased Asset Management, LLC, a Delaware limited liability company

By:	ExchangeRight Real Estate , LLC, a California limited liability company ; its sole member

By:	/S/ WARREN THOMAS
Warren Thomas, Manager

[Signature Page to Asset Management Agreement between ExchangeRight Income Fund Operating Partnership, L.P. and ER Net Leased Asset Management, LLCJ

SCHEDULE 1.3.4

DST PROPERTIES

1	Dollar Express - Houston (Crosstimbers), TX
2	Family Dollar - Commerce City (E. 64th), CO
3	Family Dollar - Beaumont (Magnolia), TX
4	Family Dollar - Memphis (North Hollywood), TN
5	Family Dollar - Columbus (East Hudson), OH
6	Dollar General - Oklahoma City (NW 23rd), OK
7	Dollar General - Chicago (South Kedzie), IL
8	Family Dollar - Terrytown (Whitney), LA
9	Dollar General - Vernon (Talcottville), CT
10	Dollar General - McAdoo (South Hancock), PA
11	Advance Auto Parts - Denham Springs (South Range), LA
12	Advance Auto Parts - Allentown (West Allen), PA
13	Advance Auto Parts - New Iberia (East Admiral), LA
14	AutoZone - Garner (Fayetteville), NC
15	AutoZone - Immokalee (North 15th), FL
16	CVS Pharmacy - Indianapolis (South Arlington), IN
17	Tractor Supply - North Windham (Boston Post), CT
18	Tractor Supply - Harrisburg (Allentown), PA
19	Franciscan Alliance, Inc. - Indianapolis (East Washington), IN
20	Ross Stores - Ceres (East Hatch), CA
21	Fresenius Medical Care - Nashville (Riverside), TN
22	Dollar General - Dupo (Transpoint), IL
23	Napa Auto Parts - Belvidere (Old Beloit), IL
24	Advance Auto Parts - Greenville (Pleasantburg), SC
25	Dollar General - Hamilton (Millville), OH
26	Kroger - Hamilton (South Erie), OH
27	Tractor Supply - Woods Cross (South 1800), UT
28	Napa Auto Parts - Freeport (South Hance), IL
29	Advance Auto Parts - Steubenville (North 7th), OH
30	Dollar General - Denham Springs (Hwy 16), LA
31	Family Dollar - Baton Rouge (Choctaw), LA
32	Dollar General - Gastonia (South York), NC
33	Walgreens - Fort Worth (East Lancaster), TX
34	Dollar General - Hammond (Happywoods), LA
35	Dollar General - Hickory (Hwy 70), NC
36	Dollar General - Alorton (Bond), IL
37	Advance Auto Parts - Heath (Hebron), OH
38	Dollar General - Hickory (Lenoir), NC
39	Dollar General - Cincinnati (North Bend), OH